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Exhibit 99.1

Monday November 15, 2:36 pm Eastern Time

Moody's cuts Federal Realty Investment Trust

(Press release provided by Moody's Investors Service)
NEW YORK, Nov 15 - Moody's Investors Service has downgraded the senior unsecured debt rating of Federal Realty Investment Trust to Baa2, from Baa1, and the rating on the REIT's preferred stock to ``baa3,'' from ``baa2.''

The rating outlook is stable.

According to Moody's, these rating actions reflect Federal Realty's rising leverage, and resulting deterioration in coverage.

Moody's also remarked that these rating actions reflect Federal Realty's emerging, riskier operating profile stemming from increased development activity. These developments are connected to Federal Realty's ``Main Street'' retail concept, which emphasizes mixed use properties in upscale, urban settings.

Although these ``Main Street'' retail efforts have been successful, they are not without risk. Moody's commented that the ratings continue to recognize Federal Realty's 36-year history of adding value to its portfolio through several real estate and economic cycles.

The REIT's sound portfolio fundamentals, including its community center retail properties, contribute to stable cash flows. Nevertheless, debt has been rising.

The following ratings were lowered: Federal Realty Investment Trust -- senior unsecured debt to Baa2, from Baa1; senior unsecured debt shelf rating to (P)Baa2 from (P)Baa1; subordinated debt to Baa3, from Baa2; subordinated debt shelf rating to (P)Baa3, from (P)Baa2; cumulative preferred stock to ``baa3,'' from ``baa2''; cumulative preferred stock shelf rating to (P)``baa3'' from
(P)``baa2.''

Federal Realty Investment Trust (NYSE: FRT) is a real estate investment trust
(REIT) specializing in the ownership, management, development and redevelopment of retail properties.

At September 30, 1999 the REIT owned or had ownership interests in 123 retail properties across the USA, with assets of approximately $1.7 billion.